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Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-47590

PROSPECTUS SUPPLEMENT DATED JANUARY 17, 2001
to
Prospectus Dated October 19, 2000

ADC TELECOMMUNICATIONS, INC.

968,391 Shares
of
Common Stock
($.20 Par Value)

    This Prospectus Supplement supplements the Prospectus dated October 19, 2000 (the "Prospectus") of ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), relating to an aggregate of 968,391 shares of Common Stock, par value $.20 per share (the "Common Stock"), of the Company that may be sold from time to time by certain shareholders of the Company who received such shares in connection with the Company's acquisition of Broadband Access Systems, Inc., or by donees, pledgees, transferees or other successors-in-interest that receive such shares as a gift, pledge, distribution to members or partners or other non-sale-related transfer (the "Selling Shareholders"). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SHAREHOLDERS

    Recently, Phoenix Home Life Mutual Insurance transferred 774,190 shares of ADC Common Stock to Phoenix Foundation, Inc. Paul Henry Dormitzer transferred 83,160 shares of ADC Common Stock to George's Bank GRAT and 2,100 shares to J&J Irrevocable Trust. John A. and Julie L. Ywoskus transferred 48,640 shares of ADC Common Stock to John A. Ywoskus Revocable Trust DTE 12/13/00, and 48,639 shares of ADC Common Stock to Julie L. Ywoskus Revocable Trust DTE 12/13/00. Stan Druckenmiller gifted 7,262 shares of ADC Common Stock to Robinhood Foundation. Mark Komanecky gifted 2,000 shares of ADC Common Stock to James and Patricia Griffith. None of such transferees were specifically named in the Prospectus. Additionally, the Prospectus Supplement dated December 12, 2000 named Combined Jewish High School as the recipient of 2,400 shares of ADC Common Stock as a gift from Joseph Tischler; the correct name of the giftee is Combined Jewish Philanthropies, as listed below. The following table lists the Selling Shareholders not previously specifically identified in the Prospectus as a selling shareholder, and the number of shares each such Selling Shareholder beneficially owns and may sell pursuant to the Prospectus from time to time. The table of Selling Shareholders in the Prospectus is hereby amended to include the persons or entities identified below as Selling Shareholders:

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(3)
Phoenix Foundation, Inc.	774,190	774,190
George's Bank GRAT	83,160	83,160
John A. Ywoskus Revocable Trust DTE 12/13/00	48,640	48,640
Julie L. Ywoskus Revocable Trust DTE 12/13/00	48,639	48,639
Robinhood Foundation	7,262	7,262
Combined Jewish Philanthropies	2,400	2,400
J&J Irrevocable Trust	2,100	2,100
James and Patricia Griffith	2,000	2,000

(1)
The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2)
Except as otherwise indicted, represents less than 1% of the outstanding shares as of the date of this Prospectus Supplement. Information about the beneficial ownership of our shares has been given to us by the selling shareholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named selling shareholders.

(3)
Assumes the sale of all shares offered by the Prospectus and this Prospectus Supplement.

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PROSPECTUS SUPPLEMENT DATED JANUARY 17, 2001 to Prospectus Dated October 19, 2000